                                                                  EXHIBIT (A)(2)

                              LETTER OF TRANSMITTAL
                               AHL SERVICES, INC.

                              Letter of Transmittal

Participation instructions:

         After thoroughly reading the Offer to Exchange, please complete this form and sign it. The completed form can be faxed to the attention of Deb McCreight at (763) 745-1902, hand delivered to Deb McCreight or sent by mail to AHL Services, Inc., 2 Carlson Parkway, Suite 400, Plymouth, Minnesota 55447,
Attention: Deb McCreight. Return the completed form as soon as possible, but in any event, BEFORE 5:00 P.M., EASTERN STANDARD TIME, ON DECEMBER 31, 2001.

Name of Optionee:
                 -------------------------------

Social Security Number:       -      -
                         ----- ------ ----------

         I am an eligible employee of AHL Services, Inc. ("AHL"). I have received and read the Offer to Exchange including the Summary Term Sheet. I understand that I may exchange any options granted to me under the AHL Services, Inc. 1997 Stock Incentive Plan, as amended (the "Plan"). In return, AHL will grant me an option to purchase the same number of shares, subject to adjustment for stock splits, stock dividends and other similar events that occur prior to the replacement grant date (as defined below), on a date that is at least six months and one day following the date that AHL cancels the options accepted for exchange, which will be on, or as promptly as practicable after, July 1, 2001 (the "replacement grant date"), provided that I am still employed by AHL on that date.

         The exercise price of the New Option will be equal to the closing price of AHL common stock on the replacement grant date as reported by the Nasdaq National Market or $5.00, whichever is greater. I understand that I will not be vested in my New Option on the replacement grant date. The New Option will vest over 4 years, with 25% vesting on each anniversary of the replacement grant date, and will have a ten year term. I understand that the New Option will be a nonstatutory stock option. I understand that except for the exercise price and the commencement of a new vesting schedule, all of the terms of the New Option will be substantially the same as the terms of the options being cancelled.

         I understand that my employment with AHL is on an at-will basis and that nothing in the Offer to Exchange modifies or changes that, and that if my employment with AHL or one of its subsidiaries is terminated by me or AHL, voluntarily, involuntarily, or for any reason or for no reason, before my New Option is granted, I will not have a right to any stock options that were previously cancelled, and I will not have a right to the grant that would have been issued on the replacement grant date.

         I understand that I will not be eligible to receive any other options until the replacement grant date.

         I recognize that, under certain circumstances stated in the Offer to Exchange, AHL may terminate or amend the offer and postpone its acceptance and cancellation of any options elected for exchange. In any such event, I understand that the options delivered with this Letter of Transmittal but not accepted for exchange will be returned to me.

         I have reviewed the list of my options that AHL has attached to this Letter of Transmittal. I hereby give up my entire ownership interest in the options listed below, and I understand that they will become null and void on the expiration date of the Offer to Exchange if AHL accepts my options for exchange. I acknowledge that this election is entirely voluntary. I ALSO ACKNOWLEDGE THAT I WILL BE UNABLE TO REVOKE THIS LETTER OF TRANSMITTAL AFTER 5:00 P.M., EASTERN STANDARD TIME, ON DECEMBER 31, 2001.

I hereby make the following election(s) with regard to my option grants (please check):

[  ] I hereby elect to exchange all outstanding options.

[ ] I hereby elect to exchange the following outstanding options granted on the date(s) listed below (please list only those options that you want to exchange):

1.  Option granted on                     ,
                      --------------- ----  --------

2.  Option granted on                     ,
                      --------------- ----  --------

3.  Option granted on                     ,
                      --------------- ----  --------

4.  Option granted on                     ,
                      --------------- ----  --------

5.  Option granted on                     ,
                      --------------- ----  --------

6.  Option granted on                     ,
                      --------------- ----  --------

7.  Option granted on                     ,
                      --------------- ----  --------

8.  Option granted on                     ,
                      --------------- ----  --------



Optionee's Signature:
                      -----------------------------

Optionee's Name (please print):
                                -------------------------------------------

Date:
         ----------------------


                                       2